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               LINCOLN NATIONAL CORPORATION AND SUBSIDIARIES
          EXHIBIT 10(m) DESCRIPTION OF COMPENSATION ARRANGEMENTS
                          WITH EXECUTIVE OFFICERS



1. Severance Agreement with P. Kenneth Dunsire. In connection with the hiring by LNL of P. Kenneth Dunsire in October 1984, LNL entered into a Severance Agreement with Mr. Dunsire. Pursuant to that Agreement, if for any reason the registrant terminates Mr. Dunsire's employment, one year of base salary will be paid as severance pay.


2.   LNC Executive Employee's Supplemental Pension Arrangement.   Under
this arrangement payments supplemental to pension benefits are provided to eligible executive employees at the discretion of the Chief Executive Officer (the "CEO") of LNC with the consent of the Personnel Committee of the Board of Directors of LNC. Participation is generally limited to very senior executives. This arrangement was established to provide an incentive for attracting experienced senior executive personnel.

Executives who are selected under this arrangement must be eligible for retirement under the Lincoln National Corporation Employees' Retirement Plan (Retirement Plan) to be eligible for payments. In addition, executives who are eligible for early retirement under the Retirement Plan may be eligible for payments under this arrangement at the CEO's discretion.

Payments are calculated using a final average compensation approach which coordinates benefits with the Retirement Plan to produce a cumulative "benefit," which is a percentage of the highest five year average salary rated by years of service, according to the following formula:


PAYMENTS = CUMULATIVE BENEFIT - RETIREMENT PLAN BENEFIT.
The following chart illustrates how the cumulative benefit is  arrived at:

    Service              Rate of Accrual         Cumulative Benefit

first 15 years    -     3.0% per year     -     45% after 15 years
next 5 years      -     1.5% per year     -     52.5% after 20 years
next 5 years      -     1.0% per year     -     57.5% after 25 years
over 25 years     -     0.2% per year     -     59.5% max. after 34 years

    The formula integrates at the end of 34 years into the Retirement
Plan basic formula. The primary social security benefit attributable to LNC is offset. For retirements prior to age 65, the payment is reduced by the same actuarial reduction that the Retirement Plan would require for 20 or more years of service. However, unreduced payments may be provided in the event of early retirement invited by management.

    No payments shall be made in the event of termination prior to normal retirement age unless approved by the CEO. Any right to receive payments is forfeited subsequent to retirement in the event an executive receiving benefits engages in employment with a competitor of LNC. No preretirement death benefits or disability benefits are available under the arrangement.

    This arrangement is not an employee benefit plan subject to ERISA.
No "benefit" is vested. The arrangement is not prefunded. It is funded from general assets.

    Mr. Dunsire is currently a participant. His annual estimated benefit at age 65 and payable under the plan is $62,490 and as of December 31, 1993, he became vested in his benefit payable upon attainment of his 62nd birthday.


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3.  Life Insurance Program.  LNC has a "split dollar" insurance program that provides life insurance coverage for certain officers in addition to the group term life insurance plan generally provided to all employees. Each participant in this split dollar program is provided ordinary life insurance coverage at varying levels, and enters into premium retrieval and split dollar agreements with LNC which define (a) the division of cash premium payments between LNC and the participant, and (b) the division between the participant and LNC of death benefits and the cash value of the policy covering such participant. After approximately seven years, LNC will recover its previous premium payments, and all ongoing premium payments will be funded, through policy loans; cash outlays by LNC will cease except for interest payments on policy loans. At the employee's termination of employment or death (other than on account of disability, retirement or termination within two years of a change in control of LNC), LNC will recover any of its net unrecovered outlays, and the balance (cash value or death benefit) will be paid to the employee or his estate. The program thus provides the insurance to the employees at essentially no cost to LNC.